Exhibit 99.1
PRESS RELEASE
Evergreen Solar Reports Second Quarter Revenues of $84.5 Million
Devens Ships a Record 39.8 Megawatts
China Facility Begins Customer Certification as Expansion Remains on Schedule
Marlboro, Massachusetts, August 2, 2010 — Evergreen Solar, Inc. (NasdaqGM: ESLR), a manufacturer of String Ribbon™ solar power products with its proprietary, low-cost silicon wafer technology, today announced financial results for the second quarter ended July 3, 2010.
Key accomplishments during the quarter were:
•	Shipments increased to 39.8 MW from 35.4 MW in the first quarter 2010

•	Total manufacturing cost decreased 4.9% to $1.94 per watt from $2.04 per watt in the first quarter of 2010

•	Built first solar panels in China
“Operationally, our team is executing strongly to plan in both Devens and Wuhan. In Devens, we are now running at capacity and are focusing our attention to further cost reduction activities, as well as yield improvements. In Wuhan, we now have 25 quad furnaces in operation and a total of 53 installed. Initial yields are solid and reflect the strong training programs our staff in China completed with their United States colleagues,” stated Richard M. Feldt, Chairman, CEO and President. He added, “Our financial position is stronger. During the quarter, we completed a convertible note financing which enabled us to add $75 million of new capital to the company while also reducing our 4% convertible debt by $124.5 million. Together with our improved financial position, the replication of our world class manufacturing performance in the newly opened Wuhan facility will be essential to supporting the further expansion we have outlined for our operations in China in the year ahead.”
“Demand for Evergreen’s panels continues to be robust into the third quarter. In this environment, we are planning to produce about 45 megawatts for the quarter, including our initial ramp toward 25 megawatt per quarter capacity from Wuhan,” concluded Mr. Feldt.
Second Quarter 2010 Financial Results
Revenues for the second quarter of 2010 were $84.5 million, up 7.7% sequentially compared to 2010 first quarter revenues of $78.5 million. Average selling price for the second quarter of 2010 was $2.04 per watt down 7.7% from $2.21 per watt in the first quarter of 2010. The decline resulted primarily from the weaker Euro.
Gross margin for the second quarter of 2010 was 8.6%, compared to 7.7% in the first quarter of 2010. The increase in gross margin resulted primarily from an increase in royalties associated with the licensing of the company’s proprietary wafer technology.
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Operating loss for the second quarter was $15.5 million, compared to $14.1 million for the first quarter of 2010. Operating loss in the second quarter of 2010 increased from the first quarter of 2010 due mainly to lower average selling prices and an increase in start-up costs associated with the ramp of the new China facility. These were partially offset by royalty revenue and a reduction in manufacturing costs.
Net loss for the second quarter of 2010 was $3.3 million compared to $23.9 million in the first quarter of 2010. Net loss in the second quarter of 2010 includes approximately $24.8 million of net gains on the early extinguishment of outstanding debt, $6.9 million of foreign exchange losses caused by the weakening Euro and a $3.2 million gain on the reversal of a portion of the Sovello impairment which occurred concurrent with its sale during the quarter.
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Conference Call Information
Management will conduct a conference call at 8:30 a.m. (ET) tomorrow (August 3, 2010) to review the Company’s second quarter financial results and highlights. The call will be webcast live over the Internet and can be accessed by logging on to the “Investors” section of Evergreen Solar’s website, www.evergreensolar.com prior to the event. The call also can be accessed by dialing (888) 277-7128 or (913) 312-0861 (International) prior to the start of the call and refer to confirmation code 3754036. For those unable to join the live conference call, a webcast replay will be available from 11:00 a.m. (ET) on August 3, 2010 through 8:00 p.m. (ET) on August 20, 2010. To access the webcast replay, logon to the “Investors” section of Evergreen Solar’s website, www.evergreensolar.com.
About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets String Ribbon™ solar power products using its proprietary, low-cost silicon wafer technology. The Company’s patented wafer manufacturing technology uses significantly less polysilicon than conventional processes. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com. Evergreen Solar® and String Ribbon™ are trademarks of Evergreen Solar, Inc.
Safe Harbor Statement
This press release includes statements regarding expectations, beliefs, strategies, goals, outlook and other non-historical matters. Any such statements are forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include but are not limited to statements about cost reduction activities, yield improvements, further expansion in China beyond the Wuhan operations currently being developed, demand for Evergreen Solar’s panels and the Company’s production forecast for the third quarter of 2010 and beyond. These forward-looking statements are neither promises nor guarantees and are subject to a number of risks and uncertainties that could cause the Company’s actual results to differ, including unexpected materials shortages or price increases, the difficulty of accurately forecasting the cost benefits from new technologies, new operational strategies and operational scaling, the possibility that the Company may be unable to fund future manufacturing expansions, the difficulty in forecasting customer demand in a volatile and uncertain market for the Company’s products, and other risks and uncertainties described in filings that the Company makes from time-to-time with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to update any forward looking statements.
CONTACT:
Evergreen Solar, Inc.
Michael McCarthy
Director — Investor Relations
mmccarthy@evergreensolar.com
Phone: 508-251-3261

Evergreen Solar, Inc. (Nasdaq: ESLR)
Condensed Consolidated Statements of Operations (a)
(in thousands, except per share data)
(Unaudited)

	Quarter Ended		Year-to-Date Period Ended
	July 4, 2009	July 3, 2010	July 4, 2009	July 3, 2010
	(Adjusted)		(Adjusted)
Product revenues	$62,697	$81,117	$117,136	$159,590
Royalty and fee revenues	1,141	3,411	2,508	3,411

Total revenues	63,838	84,528	119,644	163,001
Cost of revenues	62,628	77,292	117,750	149,716

Gross profit	1,210	7,236	1,894	13,285

Operating expenses:
Research and development	4,444	5,241	8,890	9,977
Selling, general and administrative	6,742	7,349	13,118	15,041
Write-off of loan receivable from silicon supplier	—	—	43,882	—
Facility start-up	687	5,242	4,146	8,972
Restructuring charges	825	4,874	2,617	8,855

Total operating expenses	12,698	22,706	72,653	42,845

Operating loss	(11,488)	(15,470)	(70,759)	(29,560)

Other income (expense):
Foreign exchange gains (losses), net	1,681	(6,935)	982	(9,179)
Interest income	1,341	1,093	3,554	1,232
Interest expense	(6,785)	(10,030)	(12,418)	(17,773)
Gain on early extinguishment of debt	—	24,777	—	24,777

Other income (expense), net	(3,763)	8,905	(7,882)	(943)

Loss before equity loss from interest in Sovello AG and gain on reversal of impairment of equity investment	(15,251)	(6,565)	(78,641)	(30,503)
Equity loss from interest in Sovello AG	(5,340)	—	(6,492)	—
Gain on reversal of impairment of equity investment	—	3,227	—	3,227

Net loss	$(20,591)	$(3,338)	$(85,133)	$(27,276)

Net loss per share (basic and diluted)	$(0.11)	$(0.02)	$(0.50)	$(0.13)

Weighted average shares used in computing basic and diluted net loss per share	180,745	205,453	171,163	205,291

(a)	On January 1, 2010, the Company adopted the FASB’s update to the Debt topic of the FASB codification which requires an entity that enters into an equity-classified share lending agreement, utilizing its own shares, in contemplation of a convertible debt issuance or other financing to initially measure the share lending arrangement at fair value and treat it as a cost of the financing. In addition, if it becomes probable that the counterparty to the arrangement will default, the issuer shall recognize an expense for the fair value of the unreturned shares, net of probable recoveries. These rules require revision of prior periods to conform to current accounting.

Evergreen Solar, Inc. (Nasdaq: ESLR)
Condensed Consolidated Balance Sheets (a)
(in thousands, except share data)
(Unaudited)

	December 31,	July 3,
	2009	2010
	(Adjusted)
Assets
Current assets:
Cash and cash equivalents	$112,368	$115,421
Accounts receivable, net of allowances for doubtful accounts	53,295	53,732
Inventory	34,890	46,936
Prepaid cost of inventory	25,634	31,000
Other current assets	11,451	14,837

Total current assets	237,638	261,926

Restricted cash	3,134	11,145
Deferred financing costs	8,312	10,945
Loan receivable from Jiawei and related interest	—	13,028
Prepaid cost of inventory	147,573	128,867
Fixed assets, net	430,681	427,520
Other assets	295	301

Total assets	$827,633	$853,732

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$31,420	$37,360
Due to Sovello AG and related guarantees	17,544	—
Accrued employee compensation	7,287	4,392
Accrued interest	7,004	8,501
Accrued warranty	2,368	3,109

Total current liabilities	65,623	53,362

Convertible notes, net of discount	323,276	384,729
Loan and related interest payable	34,152	35,650
Deferred income taxes	5,396	5,396

Total liabilities	428,447	479,137
Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 450,000,000 shares authorized, 207,809,919 and 208,057,080 shares issued and outstanding at December 31, 2009 and July 3, 2010, respectively	2,078	2,081
Additional paid-in capital	1,028,233	1,030,824
Accumulated deficit	(631,119)	(658,395)
Accumulated other comprehensive income (loss)	(6)	85

Total stockholders’ equity	399,186	374,595

Total liabilities and stockholders’ equity	$827,633	$853,732

(a)	On January 1, 2010, the Company adopted the FASB’s update to the Debt topic of the FASB codification which requires an entity that enters into an equity-classified share lending agreement, utilizing its own shares, in contemplation of a convertible debt issuance or other financing to initially measure the share lending arrangement at fair value and treat it as a cost of the financing. In addition, if it becomes probable that the counterparty to the arrangement will default, the issuer shall recognize an expense for the fair value of the unreturned shares, net of probable recoveries. These rules require revision of prior periods to conform to current accounting.

Evergreen Solar, Inc. (Nasdaq: ESLR)
Condensed Consolidated Statements of Cash Flows (a)
(in thousands)
(Unaudited)

	Year-to-Date Period Ended
	July 4, 2009	July 3, 2010
	(Adjusted)
Cash flows from operating activities:
Net loss	$(85,133)	$(27,276)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	18,484	29,898
Imputed interest and accretion of bond premiums	(478)	—
Amortization of prepaid cost of inventory	5,770	6,622
Equity loss from Sovello AG	6,492	—
Amortization of deferred debt financing costs	1,197	1,290
Loss on loan receivable from silicon supplier	43,882	—
Loss on disposal of fixed assets	—	494
Provision for warranty	606	798
Amortization of debt discount	5,736	5,459
Gain on early extinguishment of debt	—	(24,777)
Compensation expense associated with employee equity awards	3,668	2,218
Changes in operating assets and liabilities:
Accounts receivable	(27,458)	(437)
Inventory	(6,024)	(12,046)
Prepaid cost of inventory	(76)	7,677
Other current assets	(2,428)	(3,386)
Accounts payable and accrued expenses	(32,783)	(1,442)
Interest payable	632	2,392
Other	2,653	57

Net cash used in operating activities	(65,260)	(12,459)

Cash flows from investing activities:
Purchases of fixed assets and deposits on fixed assets under construction	(84,581)	(25,050)
Proceeds from the disposal of fixed assets	—	62
Increase in restricted cash	(2,914)	(8,016)
Increase in Sovello AG loan	(11,750)	—
Payments associated with sale of Sovello AG and associated guarantee	—	(14,804)
Increase in other loans	—	(12,800)
Proceeds from sale and maturity of marketable securities	74,051	—

Net cash used in investing activities	(25,194)	(60,608)

Cash flows from financing activities:
Proceeds from the issuance of convertible secured debt, net of offering costs	—	158,557
Early redemption of senior convertible debt, net of redemption costs		(82,354)
Payment associated with share increase	—	(144)
Proceeds from the issuance of common stock, net of offering costs	72,835	—
Proceeds from exercise of stock options and shares purchased under Employee Stock Purchase Plan	205	61

Net cash provided by financing activities	73,040	76,120

Net increase (decrease) in cash and cash equivalents	(17,414)	3,053
Cash and cash equivalents at beginning of period	100,888	112,368

Cash and cash equivalents at end of period	$83,474	$115,421

(a)	On January 1, 2010, the Company adopted the FASB’s update to the Debt topic of the FASB codification which requires an entity that enters into an equity-classified share lending agreement, utilizing its own shares, in contemplation of a convertible debt issuance or other financing to initially measure the share lending arrangement at fair value and treat it as a cost of the financing. In addition, if it becomes probable that the counterparty to the arrangement will default, the issuer shall recognize an expense for the fair value of the unreturned shares, net of probable recoveries. These rules require revision of prior periods to conform to current accounting.